EXHIBIT 99

PRESS RELEASE

Scripps reports third quarter results

For immediate release	(NYSE: SSP)

Oct. 14, 2005

CINCINNATI – The E. W. Scripps Company today reported year-over-year increases in operating revenue and net income during the third quarter of 2005, reflecting strong growth of the company’s lifestyle television networks and Shopzilla, the online comparison shopping service that was acquired by the company in June.

The company’s operating revenue for the third quarter 2005 grew 19 percent year-over-year to $595 million. On a pro forma basis, as if Scripps had owned Shopzilla in 2004, operating revenue increased 15 percent.

Net income for the third quarter 2005 was $82.2 million, or 50 cents per share, compared with $55.6 million, or 34 cents during the same period last year. Third quarter 2004 net income included the financial impact of hurricanes Frances and Jeanne on the company’s Florida newspapers and television stations.

Third quarter 2005 net income included a $40.8 million cash payment that resulted from the company’s decision to discontinue publishing its afternoon daily newspaper in Birmingham, Ala. The payment represents cash consideration the company received for agreeing to end its joint operating agreement in Birmingham. The net effect of the Birmingham JOA’s termination increased third quarter net income by 15 cents per share.

Third quarter 2005 net income also includes the non-cash effect of a decision to consolidate newspaper production operations in Denver. Net income was reduced 3 cents per share reflecting the shortened useful life and subsequent higher depreciation expense for existing production equipment that will be replaced.

When the $130 million consolidation project is completed, a single production facility will be used to print and distribute the Rocky Mountain News, which is owned by Scripps, and The Denver Post, which is owned by MediaNews Group, the company’s joint operating agreement partner in Denver. Consolidating production of both morning newspapers is expected to further reduce production costs and increase operating efficiencies in Denver over the long term.

The Denver Newspaper Agency, which manages the 50-50 joint operating agreement for Scripps and MediaNews Group, will be recording higher depreciation expense until May 2007. The accelerated depreciation on existing fixed assets will reduce Scripps earnings from its equity investment in the Denver JOA by $40 million over the next two years, with $9 million recorded in the current quarter.

Third quarter results for Scripps benefited from the continued strong financial performance of the company’s Scripps Networks division. Scripps Networks includes the company’s portfolio of national lifestyle television networks: HGTV, Food Network, DIY Network, Fine Living and Great American Country.

Scripps Networks segment profit in the third quarter was up 38 percent year-over-year to $87.9 million. Segment profit excludes depreciation, amortization of intangible assets, interest, income taxes, investment results and certain other items that are included in net income. Total revenue for the Scripps Networks division increased 25 percent to $209 million.

Advertising revenue at Scripps Networks was up 27 percent to $163 million. Revenue from affiliate fees paid by cable system and direct broadcast satellite operators increased 18 percent to $43.6 million.

At Shopzilla, an online comparison shopping service acquired by Scripps in June, segment profit for the third quarter was $7.3 million on revenue of $35.2 million. In the third quarter of 2004 Shopzilla recorded $1.2 million of segment profit on $15.9 million of revenue.

At the company’s newspapers, total revenue increased 5 percent to $174 million. Advertising revenue at newspapers managed solely by Scripps was up 6.3 percent to $140 million. Newspaper advertising revenue in the third quarter of 2004 was negatively affected by hurricanes Frances and Jeanne. Excluding the estimated effect of the hurricanes in 2004, third quarter 2005 advertising revenue was up about 4.7 percent.

Newspaper division segment profit during the third quarter was $41.6 million compared with $54.2 million during the same period last year. Much of the decline is attributable to the higher depreciation expense recorded by the Denver Newspaper Agency, which reduced the company’s equity income from the Denver JOA.

At the company’s broadcast television stations, total revenue was down 9.8 percent to $72.8 million during the third quarter, primarily because of the relative lack of political advertising revenue. Political advertising revenue during the quarter was $1 million compared with $10.2 million in the same period last year.

Broadcast television segment profit was down 36 percent in the third quarter 2005 to $14.7 million.

At Shop at Home, the company’s electronic commerce business, third quarter revenue rose 25 percent to $79.4 million. The company continues to implement its electronic commerce strategy, which includes spending for needed improvements in merchandising, information technology, programming and marketing. The segment loss at Shop at Home in the third quarter was $7.5 million, about even with the prior year period.

“Our most profitable businesses shined during the third quarter, with characteristically strong financial performance at Scripps Networks and rapid growth at our newest subsidiary, Shopzilla,” said Kenneth W. Lowe, president and chief executive officer for Scripps. “In a challenging advertising environment, Scripps Networks, led by HGTV and Food Network, achieved solid, double digit revenue and segment profit growth, demonstrating their extraordinary marketing power and popularity”

“At Shopzilla, we’re seeing plenty of evidence that a rapidly growing number of online shoppers are discovering the utility of this very powerful, online product search and price comparison service,” Lowe said. “On a pro-forma basis, revenue at Shopzilla more than doubled year-over-year and segment profit increased about six fold. The number of unique visitors to Shopzilla also was up sharply during the quarter, demonstrating the growing popularity of the brand with consumers.”

“Scripps newspapers continued their industry-leading performance, delivering respectable advertising revenue growth in a very difficult environment,” Lowe said. “And, in Denver we’ve taken an important step to strengthen our position in one of the country’s most attractive newspaper markets. Consolidating production operations of the region’s two major daily newspapers into a single facility will lead to long-term benefits, including increased efficiencies and considerable cost savings.”

Here are third-quarter results by segment:

Scripps Networks

Scripps Networks segment profit was $87.9 million, up 38 percent from $63.6 million in the prior year period.

Scripps Networks advertising revenue increased 27 percent to $163 million. Affiliate fee revenue was $43.6 million, up 18 percent.

Programming, marketing and other expenses increased 15 percent to $95.6 million. Employee costs were up 17 percent to $28.4 million.

HGTV contributed $66.6 million to segment profit, up 34 percent from the year-ago period. HGTV revenue grew 20 percent to $106 million. HGTV now reaches about 89 million domestic subscribers, compared with 87 million at the end of the third quarter 2004.

Food Network contributed $45.0 million to segment profit, up 23 percent from the third quarter last year. Food Network revenue grew 20 percent to $80.0 million. Food Network reaches about 88 million domestic subscribers, up from 86 million in the third quarter 2004.

Revenue at DIY was $11.1 million compared with $7.8 million in 2004. DIY contributed $2.0 million to segment profit compared with $928,000 in the third quarter 2004. DIY can be seen in about 35 million households, up from about 30 million a year ago.

Fine Living revenue increased to $6.4 million from $4.3 million the previous year. The segment loss at Fine Living was $343,000 compared with a segment loss of $2.5 million in 2004. Fine Living reaches about 29 million households vs. 24 million at this time a year ago.

Revenue at Great American Country was $3.9 million. The segment loss at Great American Country was $128,000. Great American Country can be seen in about 39 million homes compared with 28 million a year ago.

Newspapers

Total newspaper segment profit was $41.6 million, compared with $54.2 million in the prior year period. The decline is primarily attributable to the decision to consolidate production operations in Denver and the resulting decrease in equity income from the Denver Newspaper Agency.

Advertising revenue at newspapers managed solely by Scripps was $140 million, up 6.3 percent. Advertising revenue broken down by category was:

•	Local, down 0.5 percent to $37.2 million.

•	Classified, up 8.2 percent to $57.0 million.

•	National, up 5.2 percent to $10.6 million.

•	Preprint and other, up 12 percent to $34.8 million.

Circulation revenue was $30.7 million, down 0.4 percent.

Newsprint expenses increased 9.2 percent on a 14 percent increase in newsprint prices.

Shopzilla

Revenue at Shopzilla was $35.2 million for the third quarter. Segment profit was $7.3 million.

Broadcast Television

Broadcast television segment profit decreased 36 percent to $14.7 million from $23.0 million in the prior year period.

Broadcast television revenue decreased 9.8 percent to $72.8 million.

Revenue broken down by category was:

•	Political, $1 million vs. $10.2 million in 2004.

•	Local, up 6.1 percent to $45.0 million.

•	National, down 0.8 percent to $23.8 million.

•	Other, down 26.8 percent to $3.0 million.

Shop At Home

Shop At Home Network revenue was $79.4 million, up 25 percent from the year-ago period.

Shop At Home reported a segment loss of $7.5 million vs. a segment loss of $7.6 million in the same period a year ago.

The network reached an average 55 million full-time equivalent homes during the quarter compared with 51 million last year. The revenue per average full-time equivalent home during the trailing twelve-month period ended Sept. 30, 2005, was $6.67 compared with $5.57 for the year-ago period.

Licensing and Other Media

Revenue was $24.2 million compared with $22.3 million in the prior-year period.

Segment profit was $4.4 million compared with $3.1 million in the third quarter 2004.

Guidance

Based on advance advertising sales, the company currently anticipates fourth quarter 2005 advertising revenue for Scripps Networks will be up about 25 percent year over year. Affiliate fee revenue for Scripps Networks is expected to be about $41 million in the quarter, net of distribution fee amortization. Total Scripps Networks expenses are expected to increase about 15 percent in the fourth quarter as the company continues to invest in building viewership across all five networks.

Newspaper advertising revenue is expected to be up 4 to 6 percent over the prior year in the fourth quarter.

Accelerated depreciation expense recorded by the Denver Newspaper Agency related to the consolidation of production operations will reduce the company’s equity income from the Denver JOA by $11 million in the fourth quarter, or 4 cents per share, after tax. In 2006 the company’s equity income from the Denver JOA will be reduced by $3 million per quarter.

Shopzilla is expected to generate segment profit of between $13 million and $15 million in the fourth quarter.

At the company’s broadcast television stations, advertising revenue is expected to be up 6 to 8 percent in the fourth quarter, excluding political. Political advertising in the fourth quarter 2004 was $21.0 million. Total broadcast television revenue in the fourth quarter is expected to be down 12 to 14 percent.

The company’s continuing investment in Shop at Home is expected to reduce fourth quarter segment profit by about $2 million.

Due primarily to increased profitability of the Food Network and the company’s allocation of operating income to Tribune Company, which owns 31 percent of the network, minority interest is expected to be between $15 million and $16 million in the fourth quarter.

Fourth quarter earnings per share from continuing operations are expected to be between 52 cents and 56 cents, including the impact of the consolidation project in Denver. Earnings per share during the fourth quarter of 2004 were 54 cents from continuing operations, excluding the Birmingham newspaper.

Conference call

The senior management team at Scripps will discuss the company’s second quarter results during a telephone conference call at 10 a.m. EDT today. Scripps will offer a live audio Web cast of the conference call. To access the Web cast, visit www.scripps.com, choose “Investor Relations,” then follow the “Live Web Cast” link at the top of the page. Listeners need Windows Media Player to access the call online.

To access the conference call by telephone, dial 1-877-209-0397 (U.S.) or 1-612-332-0932 (International), approximately 10 minutes before the start of the call. Callers will need the name of the call (third quarter earnings report) to be granted access. Callers also will be asked to provide their name and company affiliation. The media and general public are provided access to the conference call on a listen-only basis.

A replay line will be open from 1:30 p.m. EDT Oct. 14 until 11:59 p.m. EDT Oct. 21. The domestic number to access the replay is 1-800-475-6701 and the international number is 1-320-365-3844. The access code for both numbers is 798301.

A replay of the conference call will be archived and available online for an extended period of time following the call. To access the audio replay, visit www.scripps.com approximately four hours after the call, choose “investor relations” then follow the “audio archives” link at the top of the page.

Forward-looking statements

This press release contains certain forward-looking statements related to the company’s businesses that are based on management’s current expectations. Forward-looking statements are subject to certain risks, trends and uncertainties, including changes in advertising demand and other economic conditions that could cause actual results to differ materially from the expectations expressed in forward-looking statements. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. The company’s written policy on forward-looking statements can be found on page F-5 of its 2004 SEC Form 10K.

We undertake no obligation to publicly update any forward-looking statements to reflect events for circumstances after the date the statement is made.

About Scripps

The E.W. Scripps Company (NYSE: SSP) is a diverse and growing media enterprise with interests in national cable networks, newspaper publishing, broadcast television stations, electronic commerce, interactive media, and licensing and syndication.

The company’s portfolio of media properties includes: Scripps Networks, with such brands as HGTV, Food Network, DIY Network, Fine Living, Great American Country and HGTVPro; daily and community newspapers in 18 markets and the Washington-based Scripps Media Center, home to the Scripps Howard News Service; 10 broadcast TV stations, including six ABC-affiliated stations, three NBC affiliates and one independent; United Media, a leading worldwide licensing and syndication company that is the home of PEANUTS, DILBERT and approximately 150 other features and comics; Shop At Home, which markets a growing range of consumer goods directly to television viewers in roughly 55 million U.S. households; and Shopzilla, the online comparison shopping service that carries an index of more than 30 million products from approximately 55,000 merchants.

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Contact: Tim Stautberg, The E. W. Scripps Company, 513-977-3826

Email: Stautberg@scripps.com

THE E. W. SCRIPPS COMPANY

RESULTS OF OPERATIONS

(in thousands, except per share data)	Three months ended Sept. 30,			Nine months ended Sept. 30,
	2005	2004	Fav(Unf)	2005	2004	Fav(Unf)
Operating revenues	$594,702	$499,788	19.0%	$1,807,088	$1,560,752	15.8%
Costs and expenses	(465,498)	(392,075)	(18.7)%	(1,366,077)	(1,192,074)	(14.6)%
Depreciation and amortization of intangibles	(27,605)	(17,271)	(59.8)%	(63,397)	(49,061)	(29.2)%
Gain on sale of production facility					11,148
Gains (losses) on disposal of PP&E	(108)	(340)	68.2%	(220)	(567)	61.2%
Hurricane recoveries (losses), net		(2,423)		1,892	(2,423)

Operating income	101,491	87,679	15.8%	379,286	327,775	15.7%
Interest expense	(12,136)	(7,149)	(69.8)%	(27,067)	(22,816)	(18.6)%
Equity in earnings of JOAs and other joint ventures	10,096	20,706	(51.2)%	49,456	56,430	(12.4)%
Interest and dividend income	3,758	118		4,340	1,648
Other investment results, net of expenses					14,674
Miscellaneous, net	414	121		344	124

Income from continuing operations before income taxes and minority interests	103,623	101,475	2.1%	406,359	377,835	7.5%
Provision for income taxes	34,458	37,231	7.4%	142,287	136,662	(4.1)%

Income from continuing operations before minority interests	69,165	64,244	7.7%	264,072	241,173	9.5%
Minority interests	11,729	9,272	(26.5)%	40,354	29,175	(38.3)%

Income from continuing operations	57,436	54,972	4.5%	223,718	211,998	5.5%

Income from discontinued operations, net of tax	24,720	622		26,038	539

Net income	$82,156	$55,594	47.8%	$249,756	$212,537	17.5%

Net income per diluted share of common stock:
Income from continuing operations	$0.35	$0.33	4.2%	$1.35	$1.29	5.1%
Income from discontinued operations	0.15	0.00		0.16	0.00

Net income per diluted share of common stock	$0.50	$0.34	47.3%	$1.51	$1.29	17.1%

Weighted average diluted shares outstanding	165,703	165,187		165,502	164,906

Net income per share amounts may not foot since each is calculated independently.

See notes to results of operations.

Notes to Results of Operations

1. DISCONTINUED OPERATIONS

In the third quarter of 2005, we reached an agreement with Advance Publications, Inc., the publisher of the Birmingham News (“News”), to terminate the Birmingham joint operating agreement between the News and our Birmingham Post-Herald newspaper. During the quarter, we also ceased publication of our Birmingham Post-Herald newspaper and sold certain assets to the News. We received cash consideration of approximately $40.8 million from these transactions. Third quarter net income was increased by $24.2 million, $.15 per share. In accordance with the provisions of Financial Accounting Standards (“FAS”) 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”, the results of the Birmingham Post-Herald have been treated as a discontinued operation for all periods presented within our results of operations. Accordingly, the results of the newspaper have also been excluded from our Newspaper segment results for all periods presented.

2. INVESTMENT RESULTS AND OTHER ITEMS

Net income was affected by the following:

2005 - The American Jobs Creation Act of 2004 (“AJCA”) provides a tax deduction for qualifying domestic production activities. During the third quarter, we completed an evaluation of our business’ qualifying production activities and increased our estimated tax deduction. Primarily due to this change in estimate, we reduced our expected annual effective income tax rate from 35.8% to 35.5%. This change in estimate reduced our third quarter 2005 tax provision and increased net income by $2.3 million, $.01 per share.

In the third quarter of 2005, the management committee of the Denver News Agency (“DNA”) approved plans to consolidate DNA’s newspaper production facilities. As a result, assets used in certain of the existing facilities will be retired earlier than previously estimated. The reduction in these assets’ estimated useful lives increased DNA’s third quarter depreciation expense, resulting in a $9.1 million decrease in our equity in earnings from JOAs. Third quarter net income was decreased by $5.7 million, $.03 per share. The increased depreciation is expected to decrease equity in earnings from JOAs by $11.3 million in the fourth quarter of 2005 and approximately $3 million in each remaining quarter until the second quarter of 2007.

Certain of our Florida operations sustained hurricane damages in 2004. In the second quarter of 2005, our affected television stations reached agreement with insurance providers and other responsible third parties on certain of our property damage and business interruption claims and recorded insurance recoveries of $2.2 million. These insurance recoveries have been partially offset by additional estimated losses of $0.3 million recorded in 2005. Year-to-date net income was increased by $1.2 million, $.01 per share. Our affected newspapers are currently in discussions with our insurance providers to assess the amount of the claim and the amount of covered losses. Insurance recoveries for these claims will not be recorded until settlement agreements are reached with the insurance providers.

2004 – Third quarter and year to date operating results were affected by the impact of hurricanes at our Florida operations. Our Florida operations sustained wind and water damage and the hurricanes interrupted operations at our affected businesses and at certain of their customers, resulting in lost revenues. Estimated asset impairment losses and restoration costs recorded through September 30, 2004, totaled $2.4 million, of which approximately $1.1 million related to the newspaper segment and $1.3 million related to the broadcast television segment. Net income was reduced by $1.5 million, $.01 per share.

Business interruption losses through September 30, 2004, were estimated to be approximately $3.7 million. However, we were still in discussions with our insurance providers to assess the amount of the claim and the amount of the covered losses and accordingly had not recorded any recovery of property or business interruption losses resulting from the hurricanes in our third quarter results of operations.

Year-to-date operating results include an $11.1 million pre-tax gain on the sale of our Cincinnati television station’s production facility to the City of Cincinnati. The gain on sale had previously been deferred while the station continued to use the facility until construction of a new production facility was complete. Net income was increased by $7.0 million, $.04 per share.

Year-to-date other investment results represent realized gains from the sale of certain investments, including Digital Theater Systems. Net income was increased by $9.5 million, $.06 per share.

3. SEGMENT INFORMATION

Our reportable segments are strategic businesses that offer different products and services. Our chief operating decision maker (as defined by FAS 131 – Segment Reporting) evaluates the operating performance of our business segments using a measure we call segment profits. Segment profits excludes interest, income taxes, depreciation and amortization, divested operating units, restructuring activities, investment results and certain other items that are included in net income determined in accordance with accounting principles generally accepted in the United States of America.

Items excluded from segment profits generally result from decisions made in prior periods or from decisions made by corporate executives rather than the managers of the business segments. Depreciation and amortization charges are the result of decisions made in prior periods regarding the allocation of resources and are therefore excluded from the measure. Financing, tax structure and divestiture decisions are generally made by corporate executives. Excluding these items from our business segment performance measure enables us to evaluate business segment operating performance for the current period based upon current economic conditions and decisions made by the managers of those business segments in the current period.

We account for our share of the earnings of joint operating agreements (“JOAs”) using the equity method of accounting. Our equity in earnings of JOAs is included in “Equity in earnings of JOAs and other joint ventures” in our Results of Operations. Newspaper segment profits include equity in earnings of JOAs and other joint ventures. Scripps Networks segment profits include equity in earnings of FOX Sports Net South and certain other joint ventures.

Information regarding the operating performance of our business segments determined in accordance with FAS 131 and reconciliation to our Results of Operations is as follows:

(in thousands)	Three months ended Sept. 30,			Nine months ended Sept. 30,
	2005	2004	Fav(Unf)	2005	2004	Fav(Unf)
Segment operating revenues:
Scripps Networks	$209,062	$167,546	24.8%	$655,915	$519,135	26.3%

Newspapers:
Newspapers managed solely by us	173,857	165,744	4.9%	536,725	518,940	3.4%
Newspapers operated pursuant to JOAs	181	50		331	159

Total newspapers	174,038	165,794	5.0%	537,056	519,099	3.5%
Broadcast television	72,808	80,693	(9.8)%	228,251	243,730	(6.4)%
Shop At Home	79,370	63,439	25.1%	268,382	203,725	31.7%
Shopzilla	35,210			36,257
Licensing and other media	24,214	22,316	8.5%	81,227	75,063	8.2%

Total operating revenues	$594,702	$499,788	19.0%	$1,807,088	$1,560,752	15.8%

Segment profit (loss):
Scripps Networks	$87,943	$63,552	38.4%	$292,345	$213,392	37.0%

Newspapers:
Newspapers managed solely by us	43,410	45,040	(3.6)%	152,806	149,206	2.4%
Newspapers operated pursuant to JOAs	(1,812)	9,163		14,465	22,792	(36.5)%

Total newspapers	41,598	54,203	(23.3)%	167,271	171,998	(2.7)%
Broadcast television	14,714	23,040	(36.1)%	58,067	68,482	(15.2)%
Shop At Home	(7,534)	(7,576)		(17,912)	(13,937)	(28.5)%
Shopzilla	7,309			7,667
Licensing and other media	4,425	3,085	43.4%	15,609	11,716	33.2%
Corporate	(9,155)	(10,148)	9.8%	(30,688)	(28,806)	(6.5)%

Total segment profit	139,300	126,156	10.4%	492,359	422,845	16.4%

Depreciation and amortization of intangibles	(27,605)	(17,271)	(59.8)%	(63,397)	(49,061)	(29.2)%
Gain on sale of production facility					11,148
Gains (losses) on disposal of PP&E	(108)	(340)	68.2%	(220)	(567)	61.2%
Hurricane asset impairment losses		(160)			(160)
Interest expense	(12,136)	(7,149)	(69.8)%	(27,067)	(22,816)	(18.6)%
Interest and dividend income	3,758	118		4,340	1,648
Other investment results, net of expenses					14,674
Miscellaneous, net	414	121		344	124

Income from continuing operations before income taxes and minority interests	$103,623	$101,475	2.1%	$406,359	$377,835	7.5%

(in thousands)	Three months ended Sept. 30,			Nine months ended Sept. 30,
	2005	2004	Fav(Unf)	2005	2004	Fav(Unf)
Depreciation:
Scripps Networks	$3,569	$3,114	(14.6)%	$10,569	$8,255	(28.0)%

Newspapers:
Newspapers managed solely by us	5,355	5,317	(0.7)%	15,899	15,603	(1.9)%
Newspapers operated pursuant to JOAs	310	295	(5.1)%	919	877	(4.8)%

Total newspapers	5,665	5,612	(0.9)%	16,818	16,480	(2.1)%
Broadcast television	4,688	4,864	3.6%	13,845	14,186	2.4%
Shop At Home	1,998	1,959	(2.0)%	5,298	5,537	4.3%
Shopzilla	4,344			4,396
Licensing and other media	221	175	(26.3)%	664	495	(34.1)%
Corporate	559	543	(2.9)%	1,651	1,629	(1.4)%

Total depreciation	$21,044	$16,267	(29.4)%	$53,241	$46,582	(14.3)%

Amortization of intangibles:
Scripps Networks	$1,112	$117		$2,482	$414

Newspapers:
Newspapers managed solely by us	97	107	9.3%	298	319	6.6%
Newspapers operated pursuant to JOAs	67	66	(1.5)%	200	200	0.0%

Total newspapers	164	173	5.2%	498	519	4.0%
Broadcast television	296	21		880	58
Shop At Home	300	693	56.7%	1,317	1,488	11.5%
Shopzilla	4,689			4,979

Total amortization of intangibles	$6,561	$1,004		$10,156	$2,479

4. JOINT OPERATING AGREEMENTS

In the third quarter of 2005, we reached an agreement with Advance Publications, Inc. to terminate the Birmingham joint operating agreement (See Note 1).

Three of our newspapers are operated pursuant to the terms of JOAs. The Newspaper Preservation Act of 1970 provides a limited exemption from anti-trust laws, permitting competing newspapers in a market to combine their sales, production and business operations in order to reduce aggregate expenses and take advantage of economies of scale, thereby allowing the continuing operation of both newspapers in that market. Each newspaper in a JOA partnership maintains a separate and independent editorial operation.

Information related to the operating results of our JOAs is as follows:

(in thousands)	Three months ended Sept. 30,			Nine months ended Sept. 30,
	2005	2004	Fav(Unf)	2005	2004	Fav(Unf)
Equity in earnings of JOAs:
Denver	$(1,614)	$8,706		$16,055	$23,901	(32.8)%
Cincinnati	6,100	6,011	1.5%	17,138	16,540	3.6%
Albuquerque	2,783	2,756	1.0%	8,476	8,603	(1.5)%

Total equity in earnings of JOAs	7,269	17,473	(58.4)%	41,669	49,044	(15.0)%
Operating revenues	181	50		331	159

Total	$7,450	$17,523	(57.5)%	$42,000	$49,203	(14.6)%

Contribution to segment profit:
Denver	$(7,454)	$3,242		$(1,857)	$6,698
Cincinnati	3,922	4,132	(5.1)%	10,974	10,611	3.4%
Albuquerque	1,720	1,789		5,348	5,483	(2.5)%

Total contribution to segment profit	$(1,812)	$9,163		$14,465	$22,792	(36.5)%

Additional depreciation incurred by the Denver News Agency in the third quarter of 2005 reduced equity in earnings of JOAs by $9.1 million (See Note 2).

Gannett Newspapers has notified us of its intent to terminate the Cincinnati JOA upon its expiration in December 2007.

5. SCRIPPS NETWORKS

Scripps Networks includes our national television networks: Home & Garden Television (“HGTV”), Food Network, DIY Network (“DIY”), Fine Living, and Great American Country (“GAC”). Programming from our networks can be viewed on demand (“VOD”) on cable television systems in about 84 markets across the United States. Scripps Networks also includes our on-line network, HGTVPro.com, and our 12% interest in FOX Sports Net South, a regional television network. Our networks also operate internationally through licensing agreements and joint ventures with foreign entities.

The networks utilize common facilities and certain sales, operational and support services are shared by the networks. Expenses directly attributable to the operations of a network are charged directly to that network while the costs of shared facilities and services are not allocated to individual networks.

Financial information for Scripps Networks is as follows:

(in thousands)	Three months ended Sept. 30,			Nine months ended Sept. 30,
	2005	2004	Fav(Unf)	2005	2004	Fav(Unf)
HGTV:
Operating revenues	$106,201	$88,694	19.7%	$333,815	$275,182	21.3%
Direct segment operating expenses	(39,619)	(39,410)	(0.5)%	(118,022)	(112,722)	(4.7)%
Equity in earnings of joint ventures	30	441	(93.2)%	1,038	1,340	(22.5)%

Contribution to segment profit	$66,612	$49,725	34.0%	$216,831	$163,800	32.4%

Food Network:
Operating revenues	$80,013	$66,614	20.1%	$254,559	$208,067	22.3%
Direct segment operating expenses	(35,347)	(30,266)	(16.8)%	(107,830)	(95,316)	(13.1)%
Equity in earnings of joint ventures	287	97		771	358

Contribution to segment profit	$44,953	$36,445	23.3%	$147,500	$113,109	30.4%

DIY:
Operating revenues	$11,055	$7,775	42.2%	$33,067	$22,749	45.4%
Direct segment operating expenses	(9,078)	(6,847)	(32.6)%	(27,506)	(19,096)	(44.0)%

Contribution to segment profit	$1,977	$928		$5,561	$3,653	52.2%

Fine Living:
Operating revenues	$6,382	$4,286	48.9%	$19,479	$12,811	52.0%
Direct segment operating expenses	(6,628)	(6,757)	1.9%	(19,655)	(19,643)	(0.1)%
Equity in earnings (losses) of joint ventures	(97)	(17)		(382)	(17)

Contribution to segment profit	$(343)	$(2,488)	(86.2)%	$(558)	$(6,849)

Great American Country:
Operating revenues	$3,857			$10,808
Direct segment operating expenses	(3,985)			(11,751)

Contribution to segment profit	$(128)			$(943)

Unallocated costs and other	$(25,128)	$(21,058)	(19.3)%	$(76,046)	$(60,321)	(26.1)%

6. SHOPZILLA

On June 27, 2005, we completed the acquisition of Shopzilla. Shopzilla operates a comparison shopping search engine that helps on-line shoppers find products offered for sale of the Web by participating retailers. Shopzilla aggregates and organizes information on approximately 30 million products from more than 55,000 retailers. Shopzilla also operates BizRate, a Web-based consumer feedback network with about 1 million consumer reviews of stores and products added each month.

Shopzilla quarterly financial information for 2004 and 2005 is as follows:

(in thousands)	Operating Revenues	Segment Profit
2004
First quarter	$12,518	$1,728
Second quarter	13,896	2,034
Third quarter	15,921	1,214
Fourth quarter	25,098	5,614

Total	$67,433	$10,590

2005
First quarter	$26,896	$6,163
Second quarter	29,538	7,559
Third quarter	35,210	7,309

The second quarter 2005 amounts include both the periods prior to and subsequent to our acquisition of Shopzilla.

THE E.W. SCRIPPS COMPANY	For more information:
Unaudited Revenue and Statistical Summary	Tim Stautberg
Period: September	The E.W. Scripps Company
Report date: October 14, 2005	513-977-3826

REVENUE AND STATISTICAL SUMMARY FOR SELECTED OPERATING SEGMENTS

(amounts in millions, unless otherwise noted)	Third Quarter
	2005	2004	%
SCRIPPS NETWORKS (1)
Operating Revenues
Advertising	$163.0	$128.2	27.2%
Affiliate fees, net	43.6	37.1	17.7%
Other	2.4	2.3	5.3%

Scripps Networks	$209.1	$167.5	24.8%

Subscribers (2)
HGTV	89.2	87.2	2.3%
Food Network	88.1	85.5	3.0%
Great American Country	39.0	27.7	40.8%

NEWSPAPERS
Operating Revenues
Local	$37.2	$37.4	(0.5)%
Classified	57.0	52.6	8.2%
National	10.6	10.1	5.2%
Preprints and other	34.8	31.2	11.5%

Newspaper advertising	139.6	131.3	6.3%
Circulation	30.7	30.8	(0.4)%
Other	3.8	3.7	3.3%

Newspapers	$174.0	$165.8	5.0%

Ad inches (excluding JOAs) (in thousands)
Local	1,336	1,366	(2.2)%
Classified	2,347	2,336	0.5%
National	276	260	6.3%

Full run ROP	3,959	3,961	(0.1)%

BROADCAST TELEVISION
Operating Revenues
Local	$45.0	$42.4	6.1%
National	23.8	24.0	(0.8)%
Political	1.0	10.2
Other	3.0	4.1	(26.8)%

Broadcast Television	$72.8	$80.7	(9.8)%

SHOP AT HOME
Operating Revenues
Shop At Home	$79.4	$63.4	25.1%

Avg. full-time equivalent homes	54.5	51.2	6.4%

(1)	Operating results include Great American Country since the November 17, 2004 acquisition date.
(2)	Subscriber counts are according to the Nielsen Homevideo Index of homes that receive cable networks.

THE E.W. SCRIPPS COMPANY	For more information:
Unaudited Revenue and Statistical Summary	Tim Stautberg
Period: September	The E.W. Scripps Company
Report date: October 14, 2005	513-977-3826

REVENUE AND STATISTICAL SUMMARY FOR SELECTED OPERATING SEGMENTS

(amounts in millions, unless otherwise noted)	September			Year-to-date
	2005	2004	%	2005	2004	%
SCRIPPS NETWORKS (1)
Operating Revenues
Advertising	$57.4	$46.2	24.2%	$524.6	$408.0	28.6%
Affiliate fees, net	15.2	14.5	4.4%	125.2	104.5	19.8%
Other	1.2	1.1	14.8%	6.1	6.6	(7.1)%

Scripps Networks	$73.8	$61.8	19.4%	$655.9	$519.1	26.3%

Subscribers (2)
HGTV				89.2	87.2	2.3%
Food Network				88.1	85.5	3.0%
Great American Country				39.0	27.7	40.8%

NEWSPAPERS
Operating Revenues
Local	$13.1	$12.5	4.6%	$121.3	$120.0	1.2%
Classified	18.5	16.0	15.4%	172.8	163.6	5.6%
National	3.8	3.8	1.5%	31.4	30.1	4.4%
Preprints and other	11.6	10.3	13.2%	103.0	95.4	8.1%

Newspaper advertising	47.0	42.5	10.5%	428.6	409.0	4.8%
Circulation	9.9	9.6	2.7%	96.2	98.1	(1.9)%
Other	1.5	1.3	9.2%	12.2	12.0	2.2%

Newspapers	$58.3	$53.5	9.1%	$537.1	$519.1	3.5%

Ad inches (excluding JOAs) (in thousands)
Local	475	457	3.9%	4,272	4,301	(0.7)%
Classified	768	726	5.7%	7,051	7,089	(0.5)%
National	93	94	(1.3)%	863	825	4.6%

Full run ROP	1,336	1,278	4.5%	12,186	12,215	(0.2)%

BROADCAST TELEVISION
Operating Revenues
Local	$16.8	$14.8	13.4%	$142.7	$136.9	4.2%
National	9.5	8.7	9.9%	73.8	73.5	0.5%
Political	0.2	4.2		1.5	20.5
Other	1.4	1.9	(27.2)%	10.3	12.8	(19.7)%

Broadcast Television	$27.9	$29.6	(5.8)%	$228.3	$243.7	(6.4)%

SHOP AT HOME
Operating Revenues
Shop At Home	$27.3	$24.5	11.6%	$268.4	$203.7	31.7%

Avg. full-time equivalent homes	54.4	52.3	4.0%	53.7	49.3	8.9%

(1)	Operating results include Great American Country since the November 17, 2004 acquisition date.
(2)	Subscriber counts are according to the Nielsen Homevideo Index of homes that receive cable networks.